Freshworks Announces CEO Transition
Founder and CEO Girish Mathrubootham will transition to role of Executive Chairman, President Dennis Woodside to become Chief Executive Officer & President

San Mateo, Calif. – May 1, 2024 – Freshworks Inc. (NASDAQ: FRSH) today announced the appointment of Dennis Woodside as Freshworks’ Chief Executive Officer & President, effective later today. Woodside, currently Freshworks’ President, will succeed Girish Mathrubootham, the company’s Founder, as CEO. Mathrubootham will transition to a new role of Executive Chairman. Mathrubootham will remain the chairman of the Board of Directors, and Woodside will also remain a member of the Board of Directors.

Since founding Freshworks in 2010, Mathrubootham has transformed Freshworks from a fledgling startup in Chennai into a leading SaaS company headquartered in San Mateo, with products that make it easy for every business to delight their employees and customers. Mathrubootham steered Freshworks through an IPO on Nasdaq in September 2021, making Freshworks the first India-born SaaS firm to trade on a US exchange. Under his leadership, the business has grown to serve more than 67,000 customers globally, powered by approximately 4,900 talented employees operating globally in 13 locations.

“When I first proposed this next step to the Freshworks Board, we were starting to chart the next phase of our company’s journey. We brought Dennis on board to partner with me on crafting an ambitious growth plan, and my hope was that he could eventually lead the team of talented employees around the world to execute it, which would allow me to spend more time on the long-term product vision, innovation and AI strategy,” said Mathrubootham. “Dennis has a deep understanding of Freshworks’ business, customers and our employees, and a strong track record of building and scaling large global teams - he is the right leader to become our next CEO. I’m thrilled to announce this transition.”

Woodside joined Freshworks as President in September 2022. Since then, Woodside has accelerated Freshworks’ investments in enterprise grade products, and driven increased focus on the growth of mid-market and enterprise customers.

Woodside brings great leadership experience to this new role. Previously, Woodside served as Chief Operating Officer of Dropbox, helping grow revenue from $250M to $1.3B and ultimately raising over $1B in a successful IPO in 2018. Prior to that, Woodside held various sales and strategy leadership roles at Google from 2003 to 2014, including serving as CEO of Motorola Mobility after Google acquired the company in 2012. Before his long tenure at Google, Woodside was a consultant at McKinsey & Co. Woodside currently serves on the board of the Boys & Girls Club of the Peninsula in California and previously served on the board of the American Red Cross from 2016 to 2022 and on the board of ServiceNow from 2018 to 2022.

In his new role as Executive Chairman, Mathrubootham will remain highly engaged with our product vision, customers, and employees. He will work across the company to bring Freshworks’ long-term vision to life and consult with Woodside on strategic decisions. The transition frees him up to spend more time with our product teams in India, and our customers globally, and stay engaged with other external stakeholders.

“As I step into the role of CEO, I am deeply honored to build upon Girish's remarkable legacy,” said Woodside. “What he has created is truly special. Our mission and strategy remain the same. We stand before extraordinary opportunities and have the right foundation to make it possible - a winning combination of our strong focus on delighting customers and our product portfolio and innovation. I’m committed and excited to continue our journey of growth."

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current beliefs and certain assumptions made by the company, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “will,” “continue,” or similar expressions. Such statements involve risks and uncertainties, including those factors that are described under “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023, and other documents of Freshworks Inc. we file with the Securities and Exchange Commission from time to time (available at www.sec.gov). We caution you not to place undue reliance on forward-looking statements, which speak only as of the date hereof and are based on information available to us at the time the statements are made and/or management’s good faith belief as of that time with respect to future events. We assume no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

About Freshworks Inc.

Freshworks Inc., (NASDAQ: FRSH) creates AI-boosted business software anyone can use. Purpose-built for IT, customer support, and sales and marketing teams, our products are designed to let everyone work more efficiently and deliver more value for immediate business impact. Headquartered in San Mateo, California, Freshworks operates around the world to serve more than 67,000 customers, including American Express, Blue Nile, Bridgestone, Databricks, Fila, and OfficeMax. For the freshest company news, visit www.freshworks.com and follow us on Facebook, LinkedIn, and X.

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Media Relations Contact:
Denise Gocke
pr@freshworks.com